Exhibit 23.3

[Letterhead of Maples and Calder]

The9 Limited

30/F, CITIC Square

No. 1168 Nanjing Road (W)

Shanghai 200041, PRC

December 9, 2004

Dear Sirs:

We hereby consent to the reference to our firm under the headings “Enforceability of Civil Liabilities” and “Legal Matters” and “Taxation” in the prospectus included in the Registration Statement of The9 Limited on Form F-1 initially filed with the Securities and Exchange Commission on November 26, 2004, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ MAPLES and CALDER